EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
IMPRIMIS PHARMACEUTICALS, INC.

The undersigned, Mark L. Baum, Esq., hereby certifies that:

1. He is the Chief Executive Officer and Secretary of IMPRIMIS PHARMACEUTICALS, INC., a Delaware corporation (the “Corporation”).

2. The Corporation was originally incorporated under the name Bywater Resources Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on January 11, 2006.   The Corporation changed its name to Imprimis Pharmaceuticals, Inc. pursuant to a Certificate of Amendment to Certificate of Incorporation filed with the Secretary of State of Delaware on February 13, 2012 and effective on February 28, 2012.  The Corporation filed with the Delaware Secretary of State an Amended and Restated Certificate of Incorporation on September 11, 2007, a Certificate of Ownership on June 20, 2011, a Certificate of Designation on December 9, 2011 and a Certificate of Amendment on February 13, 2012 (which became effective on February 28, 2012).

3. Article Fourth, Paragraph C of the Amended and Restated Certificate of Incorporation of the Corporation is amended and restated to read in its entirety as follows:

“Upon the effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, each outstanding five (5) shares of Common Stock of the Corporation shall be combined and converted into one (1) share of Common Stock.  No fractional shares shall be recorded in the stock ledger of the Corporation as a result of the stock split provided for above.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the fair market value of the Common Stock as of the date this Certificate of Amendment becomes effective as determined by this Corporation’s Board of Directors.”

4. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of this Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

5. The effective time of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation and the amendment effected hereby shall be 5:02 PM EST on February 7th, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on this 7th day of February, 2013.

/s/ Mark L. Baum
Mark L. Baum, Esq.
Chief Executive Officer, Secretary